Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact: Patrick R. Stobb (734) 855-3140
Media Contact: Manley Ford (734) 855-2616
TRW Automotive Reports Fourth Quarter and Full Year 2006 Financial Results; Provides 2007 Outlook
LIVONIA, MICHIGAN, February 22, 2007 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported fourth- quarter 2006 financial results with sales of $3.3 billion, an increase of 4.3 percent compared to the same period a year ago. Net earnings for the 2006 quarter were $33 million or $0.32 per diluted share, which compares to $59 million or $0.57 per diluted share in the prior year quarter.
The reported results exceeded previous full year guidance levels primarily due to a lower level of restructuring expense, a portion of which relates to a change in timing of certain actions, and a favorable net operating outcome. Several factors affected the year-to-year fourth quarter comparison, including lower restructuring expenses, a higher effective tax rate in the 2006 period and the non-recurrence of a one-time reduction in litigation reserves of $18 million that benefited the 2005 period.
The Company’s full-year 2006 sales grew to $13.1 billion, an increase of 4 percent compared to the prior year. Net earnings for the year were $176 million, or $1.71 per diluted share, which compares to 2005 earnings of $204 million or $1.99 per diluted share. The reported results included debt retirement expenses in both years, as well as non-recurring items in 2005 related to the previously mentioned reduction in litigation reserves and a one-time tax gain. Net earnings excluding these items from both periods, net of the assumed tax impact in each case, were $216 million or $2.10 per diluted share in 2006, and $176 million or $1.72 per diluted share in 2005.

“Despite facing significant second half operating challenges, we are pleased to report solid 2006 financial results that exceeded the business objectives we set at the beginning of the year,” said John Plant, president and chief executive officer. “The Company performed well in a difficult business environment, especially in North America where sustained pressures from domestic OEM market share losses and commodity inflation have taken a heavy toll on the industry. Our steady financial performance over the past few years can be attributed to the strength of our safety portfolio, together with industry leading diversification and extensive cost reduction actions. Additionally, we are making considerable investments to enhance our technology and our global presence in the marketplace, with the ultimate goal of growing the Company profitably and competitively over the long term.”
Fourth Quarter 2006
The Company reported fourth-quarter 2006 sales of $3.3 billion, an increase of $136 million or 4.3 percent over the prior year period. The 2006 quarter benefited from the positive effect of foreign currency translation, incremental sales related to the acquisition of Dalphimetal in October 2005, and growth from safety products and modules. These positives were partially offset by historically low customer vehicle production volumes in North America and price reductions provided to customers.
Operating income for fourth-quarter 2006 was $126 million, which compares to $133 million in the prior year period. The prior year included a one-time gain of $18 million due to a favorable reduction in litigation reserves. The 2006 quarter benefited from lower restructuring and asset impairment expenses of $43 million. Excluding the one-time gain in 2005 and restructuring and asset impairment costs from both periods, operating income declined by $32 million. This year-to-year decline was driven by a number of factors, including the effect of a significant decline in North American customer vehicle production, pricing provided to customers and higher commodity prices. Additionally, continued underperformance in the Company’s Automotive Components Segment also contributed. Savings generated from cost improvement and efficiency programs and the favorable resolution of certain business settlements helped to offset these negative pressures. Restructuring and asset impairment expenses in the 2006 period were $8 million, which compares to $51 million in 2005.

Net interest and securitization expense for the fourth quarter of 2006 increased to $66 million when compared to the prior year total of $58 million. The year-to-year increase can be attributed primarily to the impact of rising interest rates on the Company’s floating rate debt profile, which stands at approximately 71 percent of total debt outstanding.
Fourth-quarter 2006 tax expense was $32 million. During the quarter, the Company reversed a valuation allowance for its United Kingdom operations due to the non-occurrence of certain planned restructuring actions and favorable operating results in the region. As such, fourth quarter tax expense recognizes an accounting tax benefit of $17 million related to the Lucas notes bond redemption transaction, which was completed during the first quarter of 2006. Tax expense in the quarter excluding this tax benefit was $49 million, resulting in an effective tax rate of 75 percent (based on GAAP pre-tax earnings of $65 million). As mentioned previously, this higher tax rate, which resulted from the Company’s geographic earnings profile in the 2006 quarter, contributed to the decrease in net earnings when compared to the prior year results.
The Company reported fourth-quarter 2006 net earnings of $33 million, or $0.32 per diluted share, which compares to $59 million or $0.57 per diluted share in the 2005 period. Fourth quarter 2006 net earnings excluding the $17 million tax benefit discussed previously were $16 million or $0.16 per diluted share. In comparison, net earnings for the 2005 period excluding the one-time litigation reserve adjustment of $18 million were $41 million or $0.40 per diluted share.
Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $267 million in the fourth quarter, which is consistent with the prior year level of $268 million.
Full Year 2006
For full-year 2006, the Company reported sales of $13.1 billion, an increase of $501 million or 4 percent compared to prior period sales of $12.6 billion. The current year benefited from incremental sales related to the acquisition of Dalphimetal. Additionally, sales benefited from increased safety product sales and foreign currency translation, partially offset by a decline in North American customer vehicle production and price reductions provided to customers.

Operating income for the full year period was $636 million, which represents an increase of $83 million, or 15 percent, over the 2005 result of $553 million. The current year benefited from a higher level of sales, savings generated from cost improvement and efficiency programs, significantly lower restructuring and asset impairment costs and the favorable resolution of certain business settlements. These items were partially offset by price reductions provided to customers and the impact of higher commodity prices, along with underperformance by the Automotive Components Segment in the second half of the year and the non-recurrence of the litigation reserve benefit that occurred in 2005. Restructuring and asset impairment expenses in 2006 were $30 million, which compares to $109 million in 2005.
Net interest and securitization expense for 2006 totaled $250 million, which compares to $231 million in the prior year period. The year-to-year increase can be attributed to the impact of rising interest rates on the Company’s floating rate debt and incremental bank debt assumed at the time of the Dalphimetal acquisition.
In 2006, the Company incurred charges of $57 million related to the tender for the outstanding GBP 94.6 million 10-7/8% bonds of its Lucas Industries Limited subsidiary. Similarly, the Company incurred charges of $7 million in the prior year period for debt retirement expenses associated with the partial redemption of its 10-1/8% senior notes.
Tax expense for the full year period was $166 million. The full year effective tax rate excluding $57 million of debt retirement expenses related to the Lucas bond transaction, and the related tax benefit of $17 million, was 46 percent.
Additionally, tax expense in 2006 included the positive effect of a reversal of prior tax reserves (resulting from a final tax memorandum issued by the German tax authorities clarifying the treatment of certain corporate interest deductions) and the negative effect of establishing a valuation allowance for the net deferred tax asset of the Company’s Canadian operations. The year-to-year net impact of these two items was immaterial.

2006 full year net earnings were $176 million, or $1.71 per diluted share, which compares to $204 million or $1.99 per diluted share in the 2005 period. Net earnings in both periods were impacted by certain non-recurring items, including 2006 expenses of $57 million, or $40 million after-tax, related to the Lucas bond tender transaction. Similarly, the 2005 results included net income of $28 million comprised of a one-time tax gain of $17 million stemming from a tax law change in Poland and the litigation reserve adjustment of $18 million, offset partially by debt retirement expenses of $7 million. Net earnings excluding these items from both periods were $216 million or $2.10 per diluted share in 2006, which compares to $176 million or $1.72 per diluted share in 2005.
EBITDA for the 2006 year totaled $1,166 million, which is an 8.5 percent increase compared to the prior year total of $1,075 million. The year-to-year increase can be attributed to the higher level of operating income in the 2006 period.
Cash Flow and Capital Structure
Net cash provided by operating activities during the fourth quarter and full year was $397 million and $649 million, respectively. In the comparable 2005 period, the Company’s cash flow from operating activities was $380 million in the fourth quarter and $502 million for the full year. Fourth quarter capital expenditures were $195 million compared to $222 million in 2005. For the 2006 year, capital expenditures were $529 million, which compares to $503 million in the previous year.
On November 10, 2006, the Company repurchased Northrop Grumman Corporation’s remaining ownership position of 9.7 millions shares of TRW’s common stock. Separately, on the same day, TRW sold 6.7 million of its common stock through a public offering. Proceeds generated from the offering were used to fund a portion of the Northrop Grumman stock repurchase. The net cash impact (cash used) to the Company as a result of the stock transactions, which resulted in a 3 million decline in shares outstanding, was $56 million.

On February 2, 2006, the Company’s wholly owned subsidiary, Lucas Industries Limited, completed the tender for its outstanding GBP 94.6 million 10 7/8% bonds. As a result of the transaction, the Company incurred a $57 million charge for loss on retirement, which reflects the difference between the tender amount and the book value of debt related to the bonds at the time of the transaction.
On May 3, 2005, the Company repurchased a portion of its Euro denominated 10 1/8% senior notes totaling approximately €48 million, which resulted in pre-tax expenses of $7 million for premiums and associated fees.
As of December 31, 2006, the Company had $3,032 million of debt and $589 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,443 million. The year-end 2006 net debt level decreased $117 million compared to the year-end 2005 level, which represents solid progress considering 2006 cash outflows related to the Lucas bond tender transaction premiums of $57 million and $56 million related to the November 2006 stock transactions.
Recent Accounting Pronouncements — Adoption of SFAS No. 158
On December 31, 2006, the Company adopted SFAS No. 158 (“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”), which requires the recognition of the funded status of a company’s pension and postretirement plans on its consolidated balance sheet. With the adoption of SFAS No. 158 at year-end, total stockholders’ equity increased by $805 million. This adjustment reflects the recognition of previously unrecognized actuarial gains, as well as prior service cost reductions related primarily to corporate actions that significantly reduced pension and postretirement obligations. Primarily as a result of this accounting change, the Company’s debt to capital ratio (debt divided by the sum of debt plus equity) now stands at 56 percent compared to 73 percent at the end of 2005.
2007 Outlook
For full-year 2007 sales are expected to be in the range of $13.4 to $13.8 billion (including first quarter sales of approximately $3.5 billion). Full year net earnings per diluted share are expected to be in the range of $1.85 to $2.15.

This guidance range reflects estimated pre-tax restructuring expenses of approximately $40 million (including approximately $10 million in the first quarter) and an effective tax rate of approximately 42 percent. Lastly, capital expenditures in 2007 are expected to be approximately 4 percent of sales.
Mr. Plant commented, “We have initiated an aggressive business plan for the 2007 year that will again draw heavily on the strength of our safety portfolio, diversification and our ability to achieve the appropriate level of cost reductions. The full year outlook we provided today reflects the many challenges we expect to face during the year, including customer and commodity pricing pressures, further market share losses by our major North American customers, and significantly lower commercial vehicle sales. We anticipate the first half of 2007, especially the first quarter, will be particularly difficult due to our expectation of significantly lower customer vehicle production among our major North American customers and other factors.”
Fourth Quarter and Full Year 2006 Conference Call
The Company will host its fourth-quarter and full-year 2006 conference call at 9:00 a.m. (EST) today, Thursday, February 22, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095. A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 6665440. A live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trw.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company.

Non-GAAP measures are not purported to be a substitute for any GAAP measure and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2006 sales of $13.1 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 63,800 people in 26 countries.
TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.
All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2005 (the “10-K”), and our Forms 10-Q for the quarters ended March 31, June 30 and September 29, 2006, and include: production cuts or restructuring by our major customers; work stoppages or other labor issues at the facilities of our customers or suppliers; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by recent bankruptcies and other pressures within the automotive industry; the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; interest rate risk arising from our variable rate indebtedness (which constitutes a majority of the company’s indebtedness); loss of market share by domestic vehicle manufacturers; efforts by our customers to consolidate their supply base; severe inflationary pressures impacting the market for commodities; escalating pricing pressures from our customers; our dependence on our largest customers; fluctuations in foreign exchange rates; our substantial leverage; product liability and warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; limitations on flexibility in operating our business contained in our debt agreements; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Earnings (unaudited) for the three months ended December 31, 2006 and December 31, 2005	A2

Consolidated Statements of Earnings for the years ended December 31, 2006 (unaudited) and December 31, 2005	A3

Condensed Consolidated Balance Sheets as of December 31, 2006 (unaudited) and December 31, 2005	A4

Condensed Consolidated Statements of Cash Flows for the years ended December 31, 2006 (unaudited) and December 31, 2005	A5

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three months and years ended December 31, 2006 and December 31, 2005	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the year ended December 31, 2006	A7

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the three months ended December 31, 2005	A8

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the year ended December 31, 2005	A9
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2005 and Forms 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, and September 29, 2006 as filed with the United States Securities and Exchange Commission on February 23, 2006, May 4, 2006, August 2, 2006, and November 1, 2006, respectively.

TRW Automotive Holdings Corp.
Consolidated Statements of Earnings
(Unaudited)

	Three Months Ended
	December 31,
(In millions, except per share amounts)	2006	2005

Sales	$3,272	$3,136
Cost of sales	3,020	2,856

Gross profit	252	280
Administrative and selling expenses	124	93
Amortization of intangible assets	8	9
Restructuring charges and asset impairments	8	51
Other income — net	(14)	(6)

Operating income	126	133
Interest expense — net	65	57
Accounts receivable securitization costs	1	1
Equity in earnings of affiliates, net of tax	(7)	(8)
Minority interest, net of tax	2	2

Earnings before income taxes	65	81
Income tax expense	32	22

Net earnings	$33	$59

Basic earnings per share:
Earnings per share	$0.33	$0.59

Weighted average shares	99.4	99.2

Diluted earnings per share:
Earnings per share	$0.32	$0.57

Weighted average shares	101.9	102.9

A2

TRW Automotive Holdings Corp.
Consolidated Statements of Earnings

	Years Ended
	December 31,
(In millions, except per share amounts)	2006	2005
	(Unaudited)
Sales	$13,144	$12,643
Cost of sales	11,943	11,444

Gross profit	1,201	1,199
Administrative and selling expenses	527	490
Amortization of intangible assets	35	33
Restructuring charges and asset impairments	30	109
Other (income) expense — net	(27)	14

Operating income	636	553
Interest expense — net	247	228
Loss on retirement of debt	57	7
Accounts receivable securitization costs	3	3
Equity in earnings of affiliates, net of tax	(26)	(20)
Minority interest, net of tax	13	7

Earnings before income taxes	342	328
Income tax expense	166	124

Net earnings	$176	$204

Basic earnings per share:
Earnings per share	$1.76	$2.06

Weighted average shares	100.0	99.1

Diluted earnings per share:
Earnings per share	$1.71	$1.99

Weighted average shares	103.1	102.3

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	December 31,
(Dollars in millions)	2006	2005
	(Unaudited)

Assets

Current assets:
Cash and cash equivalents	$578	$659
Marketable securities	11	17
Accounts receivable — net	2,049	1,948
Inventories	768	702
Prepaid expenses	60	73
Deferred income taxes	210	200

Total current assets	3,676	3,599

Property, plant and equipment — net	2,714	2,538
Goodwill	2,275	2,293
Intangible assets — net	738	769
Prepaid pension cost	979	222
Deferred income taxes	91	100
Other assets	660	709

Total assets	$11,133	$10,230

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$69	$98
Current portion of long-term debt	101	37
Trade accounts payable	1,977	1,865
Accrued compensation	271	280
Income taxes	259	271
Other current liabilities	998	1,039

Total current liabilities	3,675	3,590

Long-term debt	2,862	3,101
Post-retirement benefits other than pensions	645	917
Pension benefits	722	795
Deferred income taxes	428	230
Other long-term liabilities	295	283

Total liabilities	8,627	8,916

Minority interests	109	106

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,125	1,142
Retained earnings	308	132
Accumulated other comprehensive earnings (losses)	963	(67)

Total stockholders’ equity	2,397	1,208

Total liabilities, minority interests, and stockholders’ equity	$11,133	$10,230

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows

	Years Ended
	December 31,
(Dollars in millions)	2006	2005
	(Unaudited)

Operating Activities
Net earnings	$176	$204
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	517	509
Pension and other post-retirement benefits, net of contributions	(193)	(157)
Loss on retirement of debt	57	7
Other — net	45	40
Changes in assets and liabilities, net of effects of businesses acquired	47	(101)

Net cash provided by operating activities	649	502

Investing Activities
Capital expenditures including other intangibles	(529)	(503)
Acquisitions, net of cash acquired and transaction fees	(13)	(134)
Purchase price adjustments and related settlements	(13)	2
Net proceeds from asset sales and divestitures	97	4
Investments in affiliates	(1)	(8)

Net cash used in investing activities	(459)	(639)

Financing Activities
Change in short-term debt	(40)	9
Proceeds from issuance of long-term debt	37	1,635
Redemption of long-term debt	(304)	(1,603)
Debt issue costs	—	(6)
Issuance of capital stock, net of fees	153	143
Repurchase of capital stock	(209)	(143)
Proceeds from exercise of stock options	23	3

Net cash (used in) provided by financing activities	(340)	38
Effect of exchange rate changes on cash	69	(32)

Decrease in cash and cash equivalents	(81)	(131)
Cash and cash equivalents at beginning of period	659	790

Cash and cash equivalents at end of period	$578	$659

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2005 and Forms 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, and September 29, 2006, which contain summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
	December 31,
(Dollars in millions)	2006	2005
GAAP net earnings	$33	$59
Income tax expense	32	22
Interest expense — net	65	57
Accounts receivable securitization costs	1	1
Depreciation and amortization	136	129

EBITDA	$267	$268

	Years Ended
	December 31,
(Dollars in millions)	2006	2005
GAAP net earnings	$176	$204
Income tax expense	166	124
Interest expense — net	247	228
Loss on retirement of debt	57	7
Accounts receivable securitization costs	3	3
Depreciation and amortization	517	509

EBITDA	$1,166	$1,075

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s February 2, 2006 repurchase of its subsidiary Lucas Industries Limited’s £94.6 million 10 7/8% bonds due 2020 for £137 million, or approximately $243 million, the Company recorded a loss on retirement of debt of £32 million, or approximately $57 million.
The following reconciliation excludes the loss on retirement of debt and the related tax impact.

	Year Ended			Year Ended
	December 31,			December 31,
	2006			2006
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$13,144	$—		$13,144
Cost of sales	11,943	—		11,943

Gross profit	1,201	—		1,201
Administrative and selling expenses	527	—		527
Amortization of intangible assets	35	—		35
Restructuring charges and asset impairments	30	—		30
Other income — net	(27)	—		(27)

Operating income	636	—		636
Interest expense, net	247	—		247
Loss on retirement of debt	57	(57	)(a)	—
Account receivable securitization costs	3	—		3
Equity in earnings of affiliates, net of tax	(26)	—		(26)
Minority interest, net of tax	13	—		13

Earnings before income taxes	342	57		399
Income tax expense	166	17	(b)	183

Net earnings	$176	$40		$216

Effective tax rate	49%			46%

Basic earnings per share:
Earnings per share	$1.76			$2.16

Weighted average shares	100.0			100.0

Diluted earnings per share:
Earnings per share	$1.71			$2.10

Weighted average shares	103.1			103.1

(a)	Reflects the elimination of the loss on retirement of debt.

(b)	Represents the elimination of the tax benefit related to the loss on retirement of debt, which was recognized during the quarter ended December 31, 2006.

A7

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
Administrative and selling expenses for the three months ended December 31, 2005 included an adjustment for a reduction in litigation-related reserves of approximately $18 million. Such adjustment carries zero tax expense due to the Company’s tax loss position.
The following adjustments exclude the litigation reserve adjustment to show the impact as if this adjustment had not occurred.

	Three Months		Three Months
	Ended		ended
	December 31,		December 31,
	2005		2005
(In millions, except per share amounts)	Actual	Adjustments	Adjusted
Sales	$3,136	$—	$3,136
Cost of Sales	2,856	—	2,856

Gross profit	280	—	280
Administrative and selling expenses	93	18 (a)	111
Amortization of intangible assets	9	—	9
Restructuring charges and asset impairments	51	—	51
Other income — net	(6)	—	(6)

Operating income	133	(18)	115
Interest expense, net	57	—	57
Account receivable securitization	1	—	1
Equity in earnings of affiliates, net of tax	(8)	—	(8)
Minority interest, net of tax	2	—	2

Earnings before income taxes	81	(18)	63
Income tax expense	22	—	22

Net earnings	$59	$(18)	$41

Effective tax rate	27%		35%

Basic earnings per share:
Earnings per share	$0.59		$0.41

Weighted average shares	99.2		99.2

Diluted earnings per share:
Earnings per share	$0.57		$0.40

Weighted average shares	102.9		102.9

(a)	Reflects the elimination of the litigation reserve adjustment.

A8

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s May 3, 2005 repurchase of approximately €48 million principal amount of its 10 1/8% Senior Notes, the Company incurred $7 million of losses on retirement of debt consisting of $6 million of related redemption premium and $1 million for write-off of deferred debt issuance costs. Such debt retirement expenses carry zero tax benefit due to the Company’s tax loss position.
Income tax expense for the year ended December 31, 2005 includes a one-time benefit of $17 million resulting from a tax law change in Poland related to investment tax credits for companies operating in certain special economic zones within the country. The investment tax credits replace the tax holiday that was previously in effect for the Company.
Administrative and selling expenses for the year ended December 31, 2005 included an adjustment for a reduction in litigation-related reserves of approximately $18 million. Such adjustment carries zero tax expense due to the Company’s tax loss position.
The following adjustments exclude the litigation reserve adjustment and the loss on retirement of debt, as well as the one-time income tax benefit, to show the impact as if these transactions had not occurred.

	Year Ended			Year Ended
	December 31,			December 31,
	2005			2005
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$12,643	$—		$12,643
Cost of Sales	11,444	—		11,444

Gross profit	1,199	—		1,199
Administrative and selling expenses	490	18	(a)	508
Amortization of intangible assets	33	—		33
Restructuring charges and asset impairments	109	—		109
Other income — net	14	—		14

Operating income	553	(18)		535
Interest expense, net	228	—		228
Loss on retirement of debt	7	(7	)(b)	—
Account receivable securitization	3	—		3
Equity in earnings of affiliates, net of tax	(20)	—		(20)
Minority interest, net of tax	7	—		7

Earnings before income taxes	328	(11)		317
Income tax expense	124	17	(c)	141

Net earnings	$204	$(28)		$176

Effective tax rate	38%			44%

Basic earnings per share:
Earnings per share	$2.06			$1.78

Weighted average shares	99.1			99.1

Diluted earnings per share:
Earnings per share	$1.99			$1.72

Weighted average shares	102.3			102.3

(a)	Reflects the elimination of the litigation reserve adjustment.

(b)	Reflects the elimination of the loss on retirement of debt incurred in conjunction with repurchase of a portion of the Company’s 10 1/8% Senior Notes.

(c)	Reflects the elimination of one-time income tax benefit related to a tax law change in Poland.

A9